Exhibit 99.1

Contacts:
Dr. Stephen A. Hill, CEO
Louise A. Mawhinney, CFO
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

Conference call scheduled for today at 9 a.m. Eastern Time

Woburn, Mass., April 21, 2005 — ArQule, Inc. (Nasdaq: ARQL), today announced its financial results for the first quarter of 2005.

For the quarter ended March 31, 2005, ArQule reported revenue of $13,943,000, compared with $11,761,000 for the same period of 2004. The Company reported a net loss of $1,442,000, or $0.04 per share, for the quarter, compared with a net loss of $5,251,000, or $0.18 per share, for the first quarter of 2004. The first quarter of 2004 net loss includes a restructuring charge of $1,072,000 related to the Company’s shift in focus towards oncology drug research and development.

ArQule ended the quarter with $85.5 million in cash and marketable securities, and $10.5 million in accounts receivable. On January 28, 2005, the Company completed a registered direct stock offering. The Company sold 5.78 million shares of common stock at $5.25 per share, for aggregate proceeds of $28.3 million after commissions and offering expenses.

“The first quarter of 2005 ended strongly, with three clinical trials ongoing, a promising preclinical pipeline, and sufficient cash to fund our operations for the next several years. We are on track to meet our 2005 goals, and have the resources and the science to do so,” said Dr. Stephen A. Hill.

The Company intends to present updated ARQ 501 clinical data from its ongoing phase 1 monotherapy study at the forthcoming ASCO meeting in May.

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ArQule/2

ArQule will hold a conference call at 9:00 a.m. Eastern Time. Dr. Stephen A. Hill, President and Chief Executive Officer, and Louise A. Mawhinney, Chief Financial Officer, will lead the call.

Date:	Thursday, April 21, 2005
Time:	9:00 a.m. ET
Conference Call Numbers
Toll Free:	(800) 946-0741
Toll:	(719) 457-2649
Webcast:	www.ArQule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free (888) 203-1112, and outside the U.S. (719) 457-0820. The access code is 5539409.

About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. ArQule’s lead program based on E2F elevation is partnered with Roche. In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production, including collaborations with Pfizer. For more information, please visit www.ArQule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. ArQule and its representatives may from time to time make written or oral forward-looking statements, including statements contained in this press release. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements. All statements which address operating performance, events or developments that ArQule expects or anticipates will occur in the future, such as projections about its future results of operations or its financial condition, research, development and commercialization of its products and anticipated trends in its business are forward-looking statements within the meaning of the Reform Act. In addition, the financial results referred to above, and the attached condensed statement of operations, reflect information that may change as a result of events that occur subsequent to the close of the fiscal quarter, but prior to the filing of the corresponding quarterly report.

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ArQule/3

Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the expected revenues may fall short due to failed collaborations; cost of revenue may exceed the guidance; expenses for research and development and for marketing, general and administration may exceed the guidance; net investment income may fall short of the guidance due to a difficult investment climate; the ACTSMplatform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the current and future clinical studies may encounter enrollment difficulties and unexpected toxicity; the commencement of the anticipated clinical trials may be delayed or the trials may never commence; the preclinical efforts associated with the ACTSMpipeline may fail or prove disappointing; the animal xenograft preclinical studies may be unpredictive of human response; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the collaborators’ needs or for other reasons; and, the risks and uncertainties described in ArQule’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2005, its Form 10-Q filed with the Commission on November 9, 2004, its Form 10-Q filed with the Commission on August 4, 2004, and its Form 10-Q filed with the Commission on May 7, 2004. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31
	(Unaudited)
	2005	2004
Revenue:
Compound development revenue	$12,290	$11,761
Research and development revenue	1,653	—

Total revenue	13,943	11,761

Costs and expenses:
Cost of compound development revenue	7,352	8,538
Research and development	5,853	4,968
Marketing, general and administrative	2,684	2,603
Restructuring charge	—	1,072

Total costs and expenses	15,889	17,181

Loss from operations	(1,946)	(5,420)

Net investment income	504	169

Net loss	$(1,442)	$(5,251)

Basic and diluted net loss per share (A)	$(0.04)	$(0.18)

Weighted average common shares outstanding — basic and diluted	33,040	28,729

(A)	Basic and diluted net loss per share amounts were equal in both periods presented.

	March 31,	December 31,
Balance sheet data (In thousands):	2005	2004

Cash, cash equivalents and marketable securities	$85,497	$71,365
Accounts receivable	10,536	319
Working capital	81,931	54,782
Total assets	144,532	120,218
Stockholders’ equity	109,266	82,452